UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2005

MONTEREY GOURMET FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22534-LA	77-0227341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1528 Moffett Street
Salinas, California 93905
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (831) 753-6262

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:  Entry into a Material Definitive Agreement.

On April 7, 2005, Monterey Gourmet Foods, Inc. (“Monterey”), Sonoma Foods, Inc. (“Sonoma”), and the shareholders of Sonoma (“Shareholders”) entered into a definitive agreement for the purchase by Monterey of 80% of Sonoma’s outstanding shares (“Stock Purchase Agreement”). The Stock Purchase Agreement provides options for Sonoma’s two other shareholders to sell their remaining 20% interest after four years and, if that option is not exercised, for Monterey to acquire the interest after seven years.  Sonoma will continue to operate under its current management with its board of directors augmented by representatives of Monterey.

Sonoma markets a variety of refrigerated branded specialty cheese items, including their flagship products, Sonoma Jack Cheeses in a variety of flavors. Sonoma’s products are sold in retail supermarkets, club stores, and specialty food stores across the US with the greatest penetration in the Western US markets.  Some of the most popular cheese flavors include Hot Pepper Jack Cheese, Garlic Jack Cheese, Mediterranean Jack Cheese and Pesto Jack Cheese.  Sonoma maintains its headquarters in Sonoma, CA.

For its initial acquisition, Monterey paid US $3.5 million in cash and stock. Purchase of the remaining shares will be at a price derived from a predetermined calculation based upon a percentage of earnings before taxes, interest, bonuses, depreciation and amortization during the interim periods. Sonoma will remain a separate entity and, under additional agreement between Monterey, Sonoma and the Shareholders, Sonoma’s day-to-day operations until the acquisition is completed will be managed by Sonoma’s existing management; Monterey will control a majority of the Board of Directors, except for certain key decisions which will require the consent of a majority of the directors appointed by the Sonoma’s Shareholders.

Item 2.01:  Completion of Acquisition or Disposition of Assets.

On April 7, 2005, Monterey, Sonoma and its Shareholders completed Monterey’s initial acquisition of 80% of the outstanding shares of Sonoma pursuant to the Stock Purchase Agreement, the material terms of which are described in Item 1.01 above and are incorporated into this Item 2.01 by reference. The initial acquisition was funded with $2.5 million in financing provided by Comerica Bank, Monterey’s principal bank, and the remainder of the cash from Monterey’s current cash reserves and unregistered stock.

A copy of the Stock Purchase Agreement is filed with this Report as Exhibit 2 and is incorporated in this Item 2.01 by reference.

Also on April 11, 2005, Monterey and Sonoma issued a joint press release announcing the transaction.  A copy of the joint press release is filed with this Report as Exhibit 99 and is incorporated in this Item 2.01 by reference.

Item 2.03:  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 7, 2005, Monterey, Sonoma and its Shareholders completed Monterey’s initial acquisition of 80% of the outstanding shares of Sonoma pursuant to the Stock Purchase Agreement, the material terms of which are described in Item 1.01 above and are incorporated into this Item 2.01 by reference. The initial acquisition was funded in part with $2.5 million in financing provided by Comerica Bank, Monterey’s principal bank.  The Bank loan carries a floating interest rate which is the lower of Comerica Bank’s prime rate or LIBOR plus 2.75% and the principal is payable in equal monthly installments of $41,666 plus interest over the next five years. The bank requires as collateral a blanket lien on all existing assets of Monterey Gourmet Foods, Inc., including equipment, A/R, inventory, trademarks and the stock acquired in Sonoma Foods, Inc.  The bank also requires the company to meet certain financial covenants which will be reported to the bank on a monthly basis.

Item 9.01.  Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired.

It is impracticable at this time for the Registrant to file the financial statements required to be filed with this Current Report on Form 8-K.  The required financial statements will be filed by amendment as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K was required to be filed.

(b)  Pro Forma Financial Information.

It is impracticable at this time for the Registrant to file the pro forma financial information required to be filed with this Current Report on Form 8-K.  The required pro forma financial information will be filed by amendment as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K was required to be filed.

(c)  Exhibits.

2.01         Stock Purchase Agreement by and among Monterey Gourmet Foods, Inc., Sonoma Foods, Inc., and Certain Shareholders dated April 7, 2005.  Schedules and Exhibits to this agreement have not been filed because they do not contain information material to an investment decision which is not otherwise disclosed in this Report or in the Stock Purchase Agreement, but Monterey will provide supplementally a copy of any Schedule or Exhibit to the Commission upon its request.

99.1         Press release dated April 11, 2005, issued jointly by Monterey Gourmet Foods, Inc. and Sonoma Foods, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONTEREY GOURMET FOODS, INC. (Registrant)

Date: April 13, 2005	By:	/s/ Scott Wheeler
Scott Wheeler
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

2.01	Stock Purchase Agreement by and among Monterey Gourmet Foods, Inc., Sonoma Foods, Inc., and Certain Shareholders.

99.1	Press release dated April 11, 2005, issued jointly by Monterey Gourmet Foods, Inc. and Sonoma Foods, Inc.